                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          LASALLE RE HOLDINGS LIMITED
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                       NOTICE OF ANNUAL GENERAL MEETING

                                                                January 6, 1998
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF LASALLE RE HOLDINGS LIMITED:

  The Annual General Meeting of LaSalle Re Holdings Limited (the "Company") will be held on Thursday, February 26, 1998 at 9:00 a.m., local time, at the Elbow Beach Hotel, Paget, Bermuda, for the following purposes:

    (1) To elect one director to hold office until 2000 and two directors to hold office until 2001;

    (2) To appoint KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending September 30, 1998 and authorize the Board of Directors to set the fees for the independent auditors; and

    (3) To approve amendments to the Company's Bye-laws as set forth in the accompanying Proxy Statement.

  The shareholders will also receive at the Annual General Meeting the Company's financial statements for the fiscal year ended September 30, 1997 as approved by the Company's Board of Directors.

  Only shareholders of record, as shown by the transfer books (Register of Members) of the Company, at the close of business on December 22, 1997 are entitled to notice of, and to vote at, the Annual General Meeting.

  PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSED AMENDMENTS TO THE COMPANY'S BYE-LAWS, THE USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT CONTAINED ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Victor H. Blake, O.B.E.
                                          Chairman, Chief Executive Officer
                                          and President

                          LASALLE RE HOLDINGS LIMITED
                               25 CHURCH STREET
                               P.O. BOX HM 1502
                            HAMILTON HM FX BERMUDA

                                JANUARY 6, 1998

                                PROXY STATEMENT

  The Board of Directors of LaSalle Re Holdings Limited (the "Company") is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 9:00 a.m., local time, on February 26, 1998, at the Elbow Beach Hotel, Paget, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the common shares of the Company, par value U.S. $1.00 per share (the "Common Shares"), it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the "Notice of Annual General Meeting" attached hereto.

  Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy. However, such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

  Shareholders of record as of the close of business on December 22, 1997 will be entitled to vote at the meeting. As of December 22, 1997, there were outstanding 15,133,915 Common Shares of the Company entitled to vote at the meeting, with each Common Share entitling the holder of record on such date to one vote.

  The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding at least 50% of the issued and outstanding Common Shares entitled to vote at the Annual General Meeting). The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders electing to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares, and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting, will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes. "Broker non-votes" will be counted towards the presence of a quorum, but will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

  The Company has enclosed a copy of its 1997 Annual Report to Shareholders along with this Proxy Statement. This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about January 6, 1998.

  The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made (which must relate to specific agenda items listed in the attached Notice of Annual General Meeting), the proxy holders will vote proxies in accordance with their best judgment with respect to such matters.

                             ELECTION OF DIRECTORS
                          (PROPOSAL 1 ON PROXY CARD)

  The Company's Board of Directors consists of 13 directors and is divided into three classes with the terms of office of each class ending in successive years. The class of directors with terms expiring in 1998 consists of four directors, the class of directors with terms expiring in 1999 consists of five directors and the class of directors with terms expiring in 2000 consists of four directors. As a result of the resignations of Andrew Africk, Joseph Haviv, Scott A. Schoen and David A. Stockman, the Board of Directors currently has 9 incumbent directors. In addition, Jonathan H. Kagan, whose term expires in 1998, has declined to stand for reelection.

  The Board of Directors has recommended that the Company's Bye-laws be amended to allow the Board of Directors to vary its size within a range of 2 to 13 directors. See "Bye-law Amendments Recommended by the Board of Directors-- Election of Directors." If the proposed amendment is approved, the Board of Directors expects to reduce its size to 8 directors and to reduce the class of directors with terms expiring in 1999 to three directors, the class of directors with terms expiring in 2000 to three directors and the class of directors with terms expiring in 2001 to two directors. The Board of Directors has not nominated candidates to fill the 5 positions that will be eliminated if the size of the Board of Directors is reduced as expected.

  The Board of Directors has nominated Donald P. Koziol, Jr. and Peter J. Rackley for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2001 and until their respective successors shall have been elected and qualified. The Board of Directors has also nominated Tim I. Madden for election as a director of the Company to serve the remaining portion of a three-year term to expire at the Annual General Meeting in 2000 and until his successor shall have been elected and qualified.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

  It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend, or the size of the Board of Directors may be reduced. The proxies cannot be voted for more than three persons.

  Certain information with respect to nominees for election as directors proposed by the Board of Directors of the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting, including their principal occupation for the past five years, is set forth below.

NOMINEE FOR ELECTION TO TERM EXPIRING IN 2000

  Tim I. Madden, age 41, has been a director of the Company and its subsidiary, LaSalle Re Limited ("LaSalle Re"), since September 1997, when he was elected by the Board of Directors to fill a vacancy created by the resignation of Harvey
G. Simons. Mr. Madden has 19 years of experience in the insurance industry, concentrating primarily in reinsurance. Mr. Madden has acted as Executive Vice President and Chief Underwriting Officer for the U.S. reinsurance operations of CNA Re and has been Group Vice President of Continental Casualty Company ("CCC") since 1994. CNA Re includes CNA International Reinsurance Company Ltd. ("CNA Re London"), a leading property and casualty insurer operating in the London market, and the U.S. reinsurance operations of CNA Financial Corporation (together with its affiliates "CNA"). Mr. Madden was Vice President of CCC and head of the CNA Reinsurance Division, Specialty Operations Department, from 1992 to 1994. Mr. Madden is a member of the board of the Brokers and Reinsurance Markets Association/Reinsurance Association of America ("BRMA/RAA"). He is also co-chair of the placing committee of the BRMA/RAA joint venture development of EDI Placing Messages.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2001

  Donald P. Koziol, Jr., age 49, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since November 1995. Mr. Koziol has been President since February 1997 of Aon Services Group (an insurance firm formerly known as Aon Specialty Group), of which he was Executive Vice President from January 1995 to February 1997. Mr. Koziol was Chairman and Chief Executive Officer of Carvill America, Inc. (a reinsurance brokerage firm) from 1984 until 1994.

  Peter J. Rackley, age 59, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Rackley has been Chairman and Group Chief Executive of Western International Financial Group Ltd. (a Bermuda-based insurance business) since 1993. Prior to that, Mr. Rackley held senior management executive positions in General Accident Fire & Life Assurance Company plc and NZI Insurance Group. Mr. Rackley is also Chairman of Catlin Westgen Holdings Limited, Westgen High Ridge Holdings Limited and CHA Insurance Company Limited and Deputy Chairman of Commercial Risk Partners Limited.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THIS MEETING

 Directors Whose Terms Expire in 1999

  William J. Adamson, Jr., age 44, has been Deputy Chairman and a director of the Company since its organization in October 1995, a director of LaSalle Re since its organization in October 1993 and Deputy Chairman of LaSalle Re since November 1995. He also served as Chairman of LaSalle Re from October 1993 to May 1994 and President of LaSalle Re from October 1993 to November 1995. Mr. Adamson has 22 years of experience with CNA in the reinsurance industry in Chicago and London. Mr. Adamson has acted as Chief Executive Officer of CNA Re and has been Chief Executive Officer of CNA Re London and Senior Vice President of CCC since November 1995. He acted as Chief Operating Officer of CNA Re from its formation in April 1994 to November 1995. Mr. Adamson has been the head of the Chicago-based reinsurance operations of CNA Re and President of CNA Re London and CNA (Bermuda) Services Ltd. ("CNA Bermuda") since 1993. Prior to his appointment as Senior Vice President of CCC, he was a Group Vice President and a Vice President of CCC and its principal insurance subsidiaries.

  Ivan P. Berk, age 60, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since May 1997. Previously, he had been an alternate director of LaSalle Re since its organization in October 1993. He is a Senior Executive Director of Aon Advisors, Inc., where he has been Manager of Equities since March 1993 and was Senior Portfolio Manager from December 1990 until March 1993. Mr. Berk has 29 years of investment experience, including the formation of six insurance related companies in the last four years.

  Paul J. Zepf, age 32, has been a director of the Company and LaSalle Re since May 1996. Previously, he had been an alternate director of LaSalle Re since its organization in September 1993. He is a Managing Director of Corporate Advisors, L.P. (an investment advisory services firm), which he joined in 1989. Mr. Zepf is also a Managing Director of Centre Partners Management llc, which manages Centre Capital Investors II, L.P. and related investment funds. Mr. Zepf is a director of Firearms Training Systems, Inc. and The Learning Company, Inc.

 Directors Whose Terms Expire in 2000

  Victor H. Blake, O.B.E., age 62, has been Chairman, Chief Executive Officer and President of the Company since its organization in October 1995, Chairman and Chief Executive Officer of LaSalle Re since May 1994 and President of LaSalle Re since November 1995. Mr. Blake has 38 years of experience in the insurance industry, concentrating primarily in reinsurance. Mr. Blake served as Chairman and Chief Executive Officer of CNA Re London from its formation in 1976 until October 1995. In addition, he acted as the Chairman and Chief Executive Officer of CNA Re from its formation in April 1994 until October 1995 and continues to act as non-executive Chairman of CNA Re. Mr. Blake is also founder Chairman of LUC Holdings Ltd, the shareholders of the London Underwriting Centre, a marketplace housing many of the London market insurers and reinsurers. He served as a member of the Council of the London Insurance and Reinsurance Market Association and its predecessor bodies from 1977 to 1996. Mr. Blake was awarded the Order of the British Empire in 1997.

  Lester Pollack, age 64, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Pollack was a Deputy Chairman of LaSalle Re from October 1993 to November 1995. Mr. Pollack has been a Managing Director of Centre Partners

Management llc (an investment services firm) since 1995, Senior Managing Director of Corporate Advisors, L.P. (an investment advisory services firm) since 1988, Managing Director of Lazard Freres & Co. LLC (an investment banking firm) since 1986 and Chief Executive Officer of Centre Partners, L.P. since 1986. Mr. Pollack is a director of Firearms Training Systems, Inc., Parlex Corporation, SunAmerica Corporation and Tidewater Inc.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the year ended September 30, 1997, the Board of Directors met four times, acted by written consent nine times and held sixteen committee meetings. All directors continuing in office or standing for reelection attended at least 75% of the aggregate of such meetings of the Board of Directors and the committees of the Board of Directors of which they were a member (or of such meetings during such director's tenure on the Board of Directors), except for Messrs. Kagan and Koziol. Mr. Kagan attended one meeting of the Board of Directors and two committee meetings by proxy, as permitted under Bermuda law, and on this basis attended in person or by proxy more than 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he served. The Board of Directors has established five standing committees: Audit, Compensation, Investment, Nominating and Underwriting/Actuarial.

 Audit Committee

  The Audit Committee is composed entirely of non-management directors and reviews the adequacy and effectiveness of the Company's external auditors and their audit report. The Audit Committee is comprised of Jonathan H. Kagan (Chairman), Peter J. Rackley, and Paul J. Zepf. The Audit Committee met three times in fiscal year 1997.

 Compensation Committee

  The Compensation Committee is composed entirely of non-management directors and has responsibility for determining executive compensation. The Compensation Committee is comprised of Lester Pollack (Chairman) and Peter J. Rackley. The Compensation Committee met three times in fiscal year 1997.

 Investment Committee

  The Investment Committee approves guidelines that provide standards to ensure portfolio liquidity and safety, approves investment managers and custodians for portfolio assets and recommends asset allocation to the Board of Directors. The Investment Committee is comprised of Ivan P. Berk (Chairman), William J. Adamson, Victor H. Blake and Paul J. Zepf. The Investment Committee met three times in fiscal year 1997.

 Nominating Committee

  The Nominating Committee reviews candidates for the Board of Directors and makes recommendations to the Board of Directors. The Nominating Committee will consider a shareholder's suggestion for candidates if mailed to: LaSalle Re Holdings Limited, 25 Church Street, P.O. Box HM 1502, Hamilton HM FX Bermuda. In addition, the Board of Directors has recommended amendments to the Company's Bye-laws, setting forth procedures for the direct nomination by shareholders of candidates for director at an Annual General Meeting of the Company. See "Bye-law Amendments Recommended by the Board of Directors--Election of Directors." The Nominating Committee is comprised of William J. Adamson, (Chairman), Ivan
P. Berk, Lester Pollack and Peter J. Rackley. The Nominating Committee met three times in fiscal year 1997.

 Underwriting/Actuarial Committee

  The Underwriting/Actuarial Committee establishes guidelines for the Company's underwriters and actuaries and periodically reviews underwriting decisions. The Underwriting/Actuarial Committee is comprised of William J. Adamson (Chairman), Jonathan H. Kagan, Donald P. Koziol, Tim I. Madden, Peter J. Rackley and Paul
J. Zepf. The Underwriting/Actuarial Committee met three times in fiscal year
1997.

DIRECTOR COMPENSATION

  Directors of the Company are currently not paid to serve on the Board of Directors. Non-management directors receive reimbursement of their reasonable cost for attendance at each meeting (including committee meetings).

CERTAIN TRANSACTIONS

 Underwriting Services Agreement

  Pursuant to an underwriting services agreement (the "Underwriting Services Agreement") with CNA Bermuda, CNA Bermuda provides underwriting services and underwrites all classes of insurance and reinsurance as agent for LaSalle Re. The Underwriting Services Agreement expires on December 31, 1998 with a two year extension at the option of the Company. Until December 31, 1995, the fees for the underwriting services were as follows: (i) 2% for the first $150 million of gross written and collected premiums per fiscal year and 1.5% thereafter and (ii) for periods during which the Company's loss ratio since inception of LaSalle Re was 57% or less, subject to certain conditions, an underwriting profit commission of 2.5% of the aggregate net underwriting profits of LaSalle Re. Effective January 1, 1996, these fees are (i) 1.5% of gross written and collected premiums per fiscal year and (ii) subject to the same loss ratio test and conditions, an underwriting profit commission of 4.0% of the aggregate net underwriting profits of LaSalle Re. The fees for underwriting services were renegotiated in September 1995 by and approved by a vote of directors of LaSalle Re who were not affiliated with either CNA or Aon Corporation (together with its affiliates, "Aon"). The performance of CNA Bermuda and the fees paid are periodically reviewed by the Board of Directors of LaSalle Re.

  LaSalle Re accrued underwriting service fees to CNA Bermuda of $2,526,105 and $3,081,245 for the years ended September 30, 1997 and 1996, respectively. In addition, the Company incurred profit commissions to CNA Bermuda of $4,061,215 and $4,139,573 for the years ended September 30, 1997 and 1996, respectively.

 Administrative Services Agreement

  Pursuant to an administrative services agreement (the "Administrative Services Agreement") with Aon Risk Consultants (Bermuda) Ltd. ("Aon Bermuda"), Aon Bermuda provided LaSalle Re with actuarial and financial reporting, accounting, office space and other administrative services until October 1, 1997, as of which date the Administrative Services Agreement was terminated by mutual agreement. The fees for administrative services were $5,000,000 and $7,000,000 for the 1995 and 1996 calendar years, respectively. For periods beginning January 1, 1997, the fees for administrative services, and for the claims administrator services formerly performed by Integrated Runoff Insurance Services Corporation, an affiliate of Aon, were $3,300,000 per year, plus a commission of 2.75% of the aggregate net underwriting profits of LaSalle Re, for periods during which the Company's loss ratio was 57% or less, subject to the same conditions applicable in the Underwriting Services Agreement. The fees for administrative services were negotiated in September 1995 by and approved by a vote of directors of LaSalle Re who were not affiliated with either CNA or Aon.

 Investment Management Agreement

  Pursuant to an investment management agreement (the "Investment Management Agreement") with Aon Advisors (UK) Limited ("Aon Advisors"), Aon Advisors provides LaSalle Re with investment management services in accordance with the investment guidelines set by the Board of Directors. The Investment Management Agreement expires on September 30, 1998 with a one year extension at the option of the Company. Pursuant to the terms of the Investment Management Agreement, the Company pays Aon Advisors a fee equal to 0.16375% per annum of the assets under management. Prior to July 1, 1997, the Company paid Aon Advisors a fee equal to 0.35% per annum of the first $100 million of funds under management, 0.25% per annum of the next $100 million of funds under management and 0.15% per annum of all funds managed in excess of $200 million. The fees for investment management services were determined in arm's length commercial negotiations. The performance of Aon Advisors and the fees paid are periodically reviewed by the Investment Committee of the Board of Directors. LaSalle Re paid Aon Advisors investment management fees of $1,055,666 and $1,027,685 for the years ended September 30, 1997 and 1996, respectively.

 Shareholders Agreement

  Pursuant to the Amended and Restated Shareholders Agreement dated November 27, 1995 among the Company, LaSalle Re, each of the founding shareholders of LaSalle Re (the "Founding Shareholders") and Mr. Blake (the "Shareholders Agreement"), certain holders of Common Shares have the right to demand that the Company register such shares with the Securities and Exchange Commission in an underwritten or at the market public offering. Such shareholders also have the right to have their Common Shares registered in connection with any registration of securities by the Company. The demand right may be exercised at any time, subject to limitations. In connection with the first four such registrations, the Company is required to bear all registration and selling expenses, other than underwriting fees and commissions. Pursuant to the Shareholders Agreement, the Company also is (i) prevented from engaging in certain activities without the consent of a majority of the holders of exchangeable non-voting shares of LaSalle Re (the "Exchangeable Non-Voting Shares"), (ii) prevented from incurring certain indebtedness without the consent of a majority of the holders of Common Shares who are parties to the Shareholders Agreement and (iii) prevented from changing the terms of the Exchangeable Non-Voting Shares (other than as contemplated by a conversion agreement among the Company, LaSalle Re and certain of the Founding Shareholders) without the consent of a majority of both of (A) the outstanding Exchangeable Non-Voting Shares and (B) the Common Shares held by certain Founding Shareholders. In addition, upon a liquidation of LaSalle Re, holders of Exchangeable Non-Voting Shares will be contractually obligated to the parties to the Shareholders Agreement to transfer to holders of Common Shares such amount so as to ensure that the proceeds of the liquidation will be shared on a pro rata basis among the holders of Common Shares and the Exchangeable Non-Voting Shares. Additionally, LaSalle Re may not knowingly sell reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income without approval of 85% of the Board of Directors of LaSalle Re. If LaSalle Re knowingly sells reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income, then any such shareholder may exercise its registration rights regardless of the number of Common Shares it holds or, at the option of the Company, the Company may repurchase such shareholder's shares for their fair market value.

 Excess Ownership Agreement

  Pursuant to an excess ownership agreement dated November 27, 1995 among LaSalle Re, the Company and certain Founding Shareholders, each such shareholder will at the request of the Company (i) provide certain information on its ownership to the Company, (ii) notify the Company of any change in its ownership and (iii) inquire of each new partner or new 10% owner of the shareholder if such party owns shares in the Company or any ownership interest in any shareholder of the Company. Additionally, under certain circumstances such Founding Shareholders will agree to dispose of all or part of their respective shares of the Company or to exchange them for Exchangeable Non-Voting Shares.

 Reinsurance Transactions with Aon and CNA

  In the years ended September 30, 1997 and 1996, the Company assumed premiums totaling approximately $21,408,265 and $24,045,470, respectively, from a ceding company related to CNA. Absent CNA's relationship with the Company, such premiums may not have been written by the Company. In addition, during the same periods the Company wrote premiums totaling approximately $28,450,000 and $23,577,000, respectively, through brokers related to Aon; brokerage fees incurred in respect of this business were approximately $2,845,000 and $2,357,700, respectively, during the same periods. The terms of these reinsurance transactions were negotiated between the parties and the Company believes that such terms were at market rates.

 Loan to Executive Officer

  In accordance with Mr. Blake's employment agreement, the Company loaned Mr. Blake $695,000 to purchase a condominium in Bermuda. The loan is evidenced by a promissory note. The Company has agreed to reimburse Mr. Blake for interest paid on the loan. The loan is due at the time the condominium is sold or otherwise transferred by Mr. Blake. Subject to Mr. Blake's right to repay the loan upon termination of his employment, the sale of the condominium is required within a reasonable time following termination of his employment. If Mr. Blake elects to repay the loan upon termination of his employment, the principal of, and any unpaid interest on, the loan will be due on the 50th day after the termination date. If, as of the termination date, the fair market value of the condominium has increased over the amount of the loan, Mr. Blake shall also be required to pay the amount of the increase to the Company. If the fair market value of the condominium has decreased to below the purchase price, the amount due from Mr. Blake shall be reduced by the amount of the decrease.

 Other Transactions

  In 1997, the Company entered into a $100 million multi-year Catastrophe Equity Put ("CatEPut") option program for which the Company pays an annual option premium of $2.35 million. The option was partly written by affiliates of Aon and CNA. The transaction was negotiated at arm's length and approved by the Board of Directors.

  During 1997, the Company engaged the investment banking firm of Lazard Freres & Co. LLC for services. Messrs. Pollack and Kagan, directors of the Company, are both Managing Directors of Lazard Freres & Co. LLC. The Company may engage Lazard Freres & Co. LLC or its affiliates during 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Directors, officers and beneficial owners of more than 10 percent of any class of equity securities of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended. During the year ended 30 September 1997, Steven Given (Controller of the Company until October 1997) was late in filing a Form 3 and in filing a Form 5 to report eight acquisitions of Common Shares pursuant to his participation in the Company's Employee Stock Purchase Plan and Victor H. Blake was late in reporting an acquisition of Common Shares. In addition, with respect to certain transactions by entities of which they could be deemed to share beneficial ownership, (i) Jonathan H. Kagan, Lester Pollack and David A. Stockman (a director of the Company until October 1997) were late in filing a report concerning an acquisition and disposition of Common Shares in connection with the underwriters' exercise of their overallotment option in the Company's initial public offering in December 1995 and (ii) Mr. Stockman was late in reporting seven acquisitions and dispositions of Common Shares; none of these transactions involved personal trades by the directors noted. All such transactions have now been reported.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS, OFFICERS AND OTHER BENEFICIAL OWNERS

  The following table sets forth information, as of December 22, 1997, with respect to the beneficial ownership of Common Shares and Exchangeable Non-Voting Shares by (i) Victor H. Blake, the Company's Chairman, Chief Executive Officer and President, (ii) each of the Company's other executive officers whose salary and bonus for the 1997 fiscal year exceeded $100,000, (iii) each of the Company's directors and nominees for the position of director, (iv) all directors, nominees for director and executive officers of the Company as a group and (v) each shareholder who is known by the Company to beneficially own more than five percent of the outstanding Common Shares or Exchangeable Non-Voting Shares. Unless otherwise indicated, the named individual or entity has sole voting and investment power over the Common Shares set forth below.

                                                                       PERCENT OF
                                                                         TOTAL
                                                                         COMMON
                                    PERCENT  NUMBER OF    PERCENT OF   SHARES AND
                          NUMBER OF   OF    EXCHANGEABLE EXCHANGEABLE EXCHANGEABLE
                           COMMON   COMMON   NON-VOTING   NON-VOTING   NON-VOTING
NAME OF BENEFICIAL OWNER   SHARES   SHARES     SHARES       SHARES       SHARES
------------------------  --------- ------- ------------ ------------ ------------
Victor H. Blake(1)......     82,129     *            0        --             *
William J. Adamson......      1,000     *            0        --             *
Ivan P. Berk............        300     *            0        --             *
Andrew Cook(2)..........     15,200     *            0        --             *
Guy Hengesbaugh(3)......     20,374     *            0        --             *
Jonathan H. Kagan(4)....    911,917  6.03%           0        --          4.76%
Donald P. Koziol, Jr....          0   --             0        --           --
Tim I. Madden...........          0   --             0        --           --
Lester Pollack(4).......    911,917  6.03            0        --          4.76
Peter J. Rackley........          0   --             0        --           --
Paul J. Zepf(5).........    912,417  6.03            0        --          4.76
All directors and
 executive officers as a
 group (11 persons)(6)..  1,031,420  6.79            0        --          5.37
Aon Corporation(7)......    556,500  3.68    2,443,500      60.81%       15.66
 123 North Wacker Drive
 Chicago, IL 60606
Continental Casualty
 Company(8).............  1,425,354  9.42    1,574,646      39.19        15.66
 CNA Plaza
 Chicago, IL 60685
Corporate Partners(4)...    911,917  6.03            0        --          4.76
 30 Rockefeller Plaza
 Suite 5050
 New York, NY 10020
SDI, Inc. ..............    974,710  6.44            0        --          5.09
 232 Court Street
 Reno, NV 89501
Schafer Capital
 Management(9)..........    916,420  6.06            0        --          4.78
 101 Carnegie Center
 Princeton, NJ 08540

--------
  *Less than 1%
(1) Includes options to purchase 34,087 Common Shares.
(2) Includes options to purchase 13,200 Common Shares.

(3) Includes options to purchase 18,000 Common Shares.
(4) Of these 911,917 shares, approximately 85%, 6% and 9% are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and the State Board Administration of Florida ("SBA"), respectively, which are the registered shareholders of the Common Shares. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. All shares listed in the table as being beneficially owned by Messrs. Pollack and Kagan are beneficially owned by Corporate Advisors. Mr. Pollack may be deemed to share voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp. and Senior Managing Director of Corporate Advisors. Mr. Kagan may be deemed to share voting and investment power over such shares as the President of LFCP Corp. and Managing Director of Corporate Advisors. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard Freres & Co. LLC. Mr. Pollack and Mr. Kagan are both Managing Directors of Lazard Freres & Co. LLC. Each of Messrs. Pollack and Kagan disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
(5) Of these 912,417 shares, 911,917 are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and SBA. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. Mr. Zepf may be deemed to share voting and investment power over such shares as a Managing Director of Corporate Advisors. Mr. Zepf disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
(6) Includes options to purchase 65,287 Common Shares.
(7) Of these 556,500 shares, approximately 50% are owned by each of Combined Insurance Company of America and Virginia Surety Company, Inc., which are the registered shareholders of the Common Shares and wholly-owned subsidiaries of Aon. Excludes options to purchase 909,000 Exchangeable Non-Voting Shares.
(8) All of these shares are owned by Continental Casualty Company, the registered shareholder of the Common Shares and a wholly-owned subsidiary of CNA Financial Corporation. At December 31, 1996, approximately 84% of the outstanding voting securities of CNA Financial Corporation were owned by Loews Corporation. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
(9) Of these 916,420 shares, approximately 81% are owned by Schafer Capital Management, Inc. (a registered investment adviser) and approximately 19% are owned by Schafer Cullen Capital Management, Inc. (a registered investment adviser and an "affiliate," as defined by the Investment Advisers Act of 1940, as amended, of Schafer Capital Management, Inc.), which are the registered shareholders of the Common Shares. Each of Schafer Capital Management, Inc. and Schafer Cullen Capital Management, Inc. has sole voting and investment power as to the shares held by it.

                                  MANAGEMENT

COMPENSATION

  The following table sets forth, in summary form, the compensation earned by Victor H. Blake, the Company's Chairman, Chief Executive Officer and President, and each of the Company's other executive officers whose salary and benefits for periods presented exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                      ANNUAL COMPENSATION               AWARDS
                                 ---------------------------------   ------------
                                                                      SECURITIES
   NAME AND PRINCIPAL     FISCAL                      OTHER ANNUAL    UNDERLYING   ALL OTHER
        POSITION           YEAR   SALARY     BONUS(1) COMPENSATION    OPTIONS (#) COMPENSATION
   ------------------     ------ --------    -------  ------------   ------------ ------------
Victor H. Blake.........   1995  $262,500(2) $90,421    $146,992(3)        --       $ 22,695(4)
 Chief Executive Officer   1996   529,038    525,500     136,590(3)     85,218       852,308(5)
 and President             1997   575,000    581,877     209,124(3)     85,218      $308,644(6)
Guy D. Hengesbaugh(7)...   1995  $170,000    $45,000    $ 71,783(8)        --       $  5,950(9)
 Executive Vice
President and              1996   200,000    100,000     104,756(8)     45,000         7,788(9)
 Chief Operating Officer   1997   230,000    115,000     241,419(8)     45,000         9,660(9)
Andrew Cook(10).........   1995  $ 97,333    $19,000    $ 30,835(11)       --       $  7,740(12)
 Senior Vice President
 and                       1996   161,231     75,000      76,077(11)    33,000        13,701(13)
 Chief Financial Officer   1997   185,000    125,000      90,322(11)    33,000        18,500(13)
Terry J. Alfuth(15).....   1997  $170,000    $85,000    $197,809(14)    25,000      $  4,512(16)
 Senior Vice President

--------
(1) In fiscal 1997, Messrs. Blake, Hengesbaugh and Cook elected to use $143,757, $28,746 and $24,760, respectively, of the bonus shown in this column to purchase Common Shares at a discount pursuant to the Company's Employee Stock Purchase Plan. Such Common Shares are subject to restrictions on disposition for two years.
(2) The compensation indicated relates to Mr. Blake's part-time service. See "Management--Employment Agreements."
(3) Includes housing expenses of $123,541 for fiscal 1995, $116,346 for fiscal 1996 and $108,269 for fiscal 1997. For fiscal 1997 also includes a $60,179 discount on 5,806 Common Shares that Mr. Blake elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).
(4) Consists of amounts paid for life insurance covering Mr. Blake.
(5) Consists of $489,061 paid in connection with certain pension benefits for services rendered in fiscal 1996 and prior periods, $249,863 paid in connection with certain pension benefits for future services, $88,096 paid for monthly pension contributions, $22,032 paid for life insurance covering Mr. Blake and $3,256 paid for permanent health insurance covering Mr. Blake.
(6) Consists of $126,085 paid for monthly pension contributions, $99,999 paid in connection with certain pension benefits for services rendered in fiscal 1997, $48,285 paid in respect of pension and compensation consulting services, $23,705 paid for life insurance covering Mr. Blake and $10,570 paid for permanent health insurance covering Mr. Blake.
(7) The compensation indicated was paid by CNA Bermuda pursuant to the Underwriting Services Agreement. See "Election of Directors--Certain Transactions--Underwriting Services Agreement."
(8) Includes housing expenses and overseas allowances of $66,106 for fiscal 1995, $97,607 for fiscal 1996 and $218,840 for fiscal 1997. For fiscal 1997 also includes a $12,034 discount on 1,161 Common Shares that Mr. Hengesbaugh elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).
(9) Consists of contributions to a 401(k) Plan.
(10) The compensation indicated for fiscal 1995 was paid by Aon Bermuda pursuant to the Administrative Services Agreement. See "Election of Directors--Certain Transactions--Administrative Services Agreement."
(11) Includes housing expenses of $28,800 for fiscal 1995, $60,462 for fiscal 1996 and $60,000 for fiscal 1997. For fiscal 1997 also includes a $10,365 discount on 1,000 Common Shares that Mr. Cook elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).
(12) Consists of $5,740 paid in connection with a noncontributory pension plan and $2,000 paid in connection with a Company savings plan.

(13) Consists of $13,701 paid in connection with a noncontributory pension plan for fiscal 1996 and $18,500 paid in connection with a noncontributory pension plan for fiscal 1997.
(14) Includes a relocation allowance of $75,000 and housing expenses of $76,700.
(15) The compensation indicated was paid by Aon Bermuda pursuant to the Administrative Services Agreement. See "Election of Directors--Certain Transactions--Administrative Services Agreement."
(16) Consists of $4,512 paid in connection with a noncontributory pension plan.

  The following table sets forth information concerning stock options granted to Victor H. Blake, the Company's Chairman, Chief Executive Officer and President, and each of the Company's other executive officers whose salary and benefits during the year ended September 30, 1997 exceeded $100,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS                                           GRANT
                         UNDERLYING  GRANTED TO  EXERCISE                                DATE
                           OPTIONS  EMPLOYEES IN OR BASE                               PRESENT
NAME                     GRANTED(1) FISCAL YEAR  PRICE(2)      EXPIRATION DATE(3)      VALUE(4)
----                     ---------- ------------ -------- ---------------------------- --------
Victor H. Blake.........   85,218       30.1%     $27.33  May 19, 2008 to May 19, 2010 $712,422
Guy D. Hengesbaugh......   45,000       15.9%     $27.33  May 19, 2008 to May 19, 2012 $344,250
Andrew Cook.............   33,000       11.7%     $27.33  May 19, 2008 to May 19, 2012 $252,450
Terry J. Alfuth.........   25,000        8.8%     $27.33  May 19, 2008 to May 19, 2012 $191,250

--------
(1) The options vest ratably in five annual installments over five years from the date of grant, except those granted to Mr. Blake, which vest ratably in three annual installments over three years from the date of grant.
(2) The exercise price is subject to an antidilution provision whereby the amount of any dividend declared which, when added to the value of dividends previously declared within the same fiscal year, exceeds 5% of the average book value per share for the prior four quarters is deducted from the exercise price.
(3) The options can be exercised over a 10-year period, commencing on the exercise date.
(4) The fair value of the options at the grant date has been estimated using the Black-Sholes option pricing model with the following assumptions: dividend yield of 0% per annum, expected volatility of 10%, expected life of 10 years and a risk-free rate of 5.6%.

  The following table sets forth information for Victor H. Blake, the Company's Chairman, President and Chief Executive Officer, and each of the Company's other executive officers whose salary and benefits during the year ended September 30, 1997 exceeded $100,000, with regard to the number of Common Shares underlying unexercised stock options and SARs, and the value of such stock options and SARs, in each case at September 30, 1997. No stock options or SARs have been exercised by any of the executive officers.

  AGGREGATE OPTIONS/SAR EXERCISES IN FISCAL YEAR 1996 AND 1996 FISCAL YEAR-END
                               OPTIONS/SAR VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                                  OPTIONS/SARS AT            OPTIONS/SARS
                                SEPTEMBER 30, 1997       AT SEPTEMBER 30, 1997
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Victor H. Blake(1)..........     85,218 / 426,090       $2,082,299 / $8,993,484
Guy D. Hengesbaugh..........      9,000 /  81,000       $  160,155 / $  991,395
Andrew Cook.................      6,600 /  59,400       $  117,447 / $  727,023
Terry J. Alfuth.............          0 /  25,000                0 / $  194,875

--------
(1) Of the exercisable securities underlying Mr. Blake's options/SARs, 68,174 pertain to SARs and 17,044 to stock options. These are valued at $1,779,001 and $303,298, respectively. Of the unexercisable securities underlying Mr. Blake's options/SARs, 272,698 pertain to SARs and 153,392 to stock options. These are valued at $7,116,054 and $1,877,430, respectively. The future exercisability of Mr. Blake's SARs will depend on the Company's financial performance. Assuming that the Company's financial performance continues at historical levels through December 31, 1998, only 44,314 of Mr. Blake's 272,698 currently unexercisable SARs will ever become exercisable. If the remaining 228,384 of Mr. Blake's unexercisable SARs are excluded from the calculations in the table, he has 197,706 unexercisable options/SARs, which are valued at $3,033,804.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement, as amended, with Victor H. Blake, pursuant to which he serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The agreement provides for an annual base salary of $575,000, effective October 1, 1996. In addition, Mr. Blake is entitled to an annual non-discretionary bonus based on the amount, if any, by which LaSalle Re's return on equity for that year exceeds 15% per annum, subject to a maximum of $862,500 (which he would receive at a 35% rate of return). In addition, Mr. Blake has been awarded 340,872 stock appreciation rights ("SARs") with respect to Common Shares. Of these SARs, 68,174 became exercisable on January 1, 1997. Additional portions of these SARs may become exercisable on January 1, 1998 and January 1, 1999 based upon the amount, if any, by which the Company's compound annual rate of return exceeds 18% per annum for the entire measurement period. Once exercisable, each SAR may be exercised on or before March 30, 2004 or, if earlier, two years after Mr. Blake's termination of employment, for an amount equal to the fair market value of a Common Share, minus an amount equal to $16.67 minus dividend adjustments. The current exercise price is $9.03. The Company's dividend policy will likely result in substantial downward adjustments to this exercise price. Alternatively, at the Company's sole discretion, the SARs will entitle Mr. Blake to either (i) the number of special non-voting shares, par value U.S. $1.00 per share, which were issued by LaSalle Re in connection with the formation and capitalization of LaSalle Re (the "Special Non-Voting Shares") equal to the aggregate value of the SARs divided by the fair market value of a Common Share at the exercise date or
(ii) upon payment of the base value for each SAR, the number of Special Non-Voting Shares equal to the number of SARs exercised. The SARs may also become exercisable upon the occurrence of an "extraordinary transaction" involving a change in control of the Company. The agreement also provides Mr. Blake with certain benefits, including certain disability, pension and life insurance benefits, use of an automobile, certain club memberships and reimbursement of expenses incurred on a basis appropriate to an individual holding the position of chairman of a company such as the Company. In addition, the Company has loaned $695,000 to Mr. Blake in order to finance the purchase of a condominium in Bermuda. The agreement expires on March 31, 2000, but provides for automatic annual one-year renewals thereafter unless notice of non-renewal is provided by either party at least 18 months prior to the expiration of the agreement.

  Mr. Blake has agreed that, during the Non-Competition Period (as defined below), he will not directly or indirectly (i) provide goods or perform services for the benefit of any client, except with respect to goods provided or services performed for the benefit of the Company or CNA by the Company during the period in which Mr. Blake is employed by the Company or (ii) solicit, attempt to solicit, or endeavor to procure engagement, for himself or for any business, the opportunity to provide such goods or perform services for any person (a) to whom the Company has provided such goods or performed such services for the benefit of the Company or CNA in the 12-month period prior to Mr. Blake's termination date or (b) to whom, during the six-month period prior to Mr. Blake's termination date, the Company has devoted material efforts to obtaining as a purchase of its goods or services. Mr. Blake has also agreed that, during the Non-Competition Period, he will not directly or indirectly, divert or attempt to divert any business from the Company. For purposes of the agreement, the "Non-Competition Period" means (i) if Mr. Blake's employment is terminated because of his permanent disability, for cause or if Mr. Blake resigns, the period commencing on the date Mr. Blake's employment is terminated and continuing for 24 months following such termination date and (ii) if Mr. Blake terminates his employment following a breach of the agreement by the Company or if Mr. Blake's employment is otherwise terminated by the Company, the period commencing on the date Mr. Blake's employment is terminated and continuing until the earlier to occur of the last day of the agreement term or 24 months following the termination date; provided that, for purposes of clause (ii), the Company may extend the Non-Competition

Period beyond the end of the agreement term to a specified date not later than 24 months following the termination date upon continuation of Mr. Blake's then applicable base salary.

  The Company has entered into an employment agreement with Andrew Cook pursuant to which he serves as Senior Vice President and Chief Financial Officer of both the Company and LaSalle Re. The agreement is for a three-year term and provides for an annual base salary of $185,000, effective October 1, 1996. In addition, Mr. Cook is entitled to an annual partially discretionary bonus based in part on LaSalle Re's return on equity, subject to a maximum of $185,000. The agreement provides Mr. Cook with certain benefits, including disability and pension benefits, use of an automobile, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition clause that is similar to the non-competition clause contained in Mr. Blake's employment agreement and described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors consists of Messrs. Pollack and Rackley, and prior to May 21, 1997 also included Joseph Haviv and Scott A. Schoen, who resigned from the Board of Directors effective on that date. No member of the Compensation Committee is or was an officer or employee of the Company or served as a director or a member of the compensation committee of any other company, one of whose executive officers served as a member of the Board of Directors or a member of the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is composed solely of independent outside directors. Where appropriate, the Committee reviews and considers the recommendations of management before determining compensation policy. In addition, the Committee has employed outside consultants with respect to certain compensation-related issues. The Company's compensation programs are designed to be tied closely to Company performance and shareholder value, and to enable the Company to attract and retain the best possible executive talent.

  In general, the compensation of the Company's executive officers is paid pursuant to employment and service contracts previously approved by the Compensation Committee or the Board of Directors. The relation between Company performance and compensation is embodied in part in the bonus provisions contained in those contracts. Messrs. Blake and Cook have been employees of the Company since October 1, 1995. Prior to 1995, Messrs. Blake, Hengesbaugh and Cook were officers of LaSalle Re and the compensation of Mr. Cook was paid by Aon Bermuda pursuant to the Administrative Services Agreement. Mr. Hengesbaugh is employed by CNA Bermuda and his compensation is paid by CNA Bermuda pursuant to the Underwriting Service Agreement. For the 1997 fiscal year, Mr. Alfuth was an employee of Aon Bermuda and his compensation was paid by Aon Bermuda pursuant to the Administrative Services Agreement. Mr. Alfuth ceased being an officer of the Company in November 1997. See "Election of Directors--Certain Transactions."

  With respect to chief executive compensation, Mr. Blake's compensation during the year was based on an amended and restated employment agreement effective October 1, 1995. For the 1997 fiscal year, the contract provided for a fixed annual salary and an annual non-discretionary performance-based bonus. The measure of performance for purposes of the annual non-discretionary bonus is LaSalle Re's return on equity for the year in question. Based on LaSalle Re's return on equity for the 1997 fiscal year, this bonus amounted to $581,877. A one-time award of SARs was previously granted under the contract, a portion of which becomes exercisable based on the Company's compound annual rate of return since the inception of the Company. See "Management--Employment Agreements." Upon re-negotiation of the agreement in 1995, the Compensation Committee and the Board of Directors took into account, among other things,
(1) their desire to compensate officers competitively with other companies in the property catastrophe business, (2) Mr. Blake's past compensation and (3) their view that, for purposes of determining compensation, the portion of compensation tied to performance should be measured both on an annual basis, as is done with the non-discretionary performance-based bonus, and on a long-term basis in the form of equity or equity equivalents, as is done with the SARs and stock options.

  Mr. Cook's compensation during the 1997 fiscal year was based on an employment agreement. Based solely on LaSalle Re's return on equity for the year, Mr. Cook qualified for a non-discretionary bonus of $71,034 provided under the contract. On the recommendation of the Chief Executive Officer, based on the achievement of financial and personal performance objectives and the complexity and success of the financial transactions undertaken by the Company during the year, the Committee approved awarding him a discretionary bonus of $53,966, resulting in a total bonus for the fiscal year of $125,000.

  In line with the Company's general compensation policies and the goal of encouraging alignment of management and shareholder interests through equity participation, the September 1997 option grants pursuant to the Company's Long-Term Incentive Plan for the Company's three executive officers were based on an analysis of the compensation offered by publicly traded Bermuda-based property catastrophe companies and the performance of the named executive officers as it related to the success of the Company during the year.

  The Company is not a U.S. taxpayer, and therefore Section 162(m) of the U.S. Internal Revenue Code (which restricts the deductibility of certain compensation under U.S. tax rules) is inapplicable to the Company's compensation payments.

                                          COMPENSATION COMMITTEE

                                          Lester Pollack, Chairman
                                          Peter J. Rackley

PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total shareholder returns, including reinvestment of dividends, on the Company's Common Shares to such return for the New York Stock Exchange ("NYSE") composite index and the NYSE Financials index for the period beginning on October 1, 1996 and ending on September 30, 1997, assuming $100 was invested on October 1, 1996. Each measurement point on the graph represents the cumulative shareholder return as measured by the last reported sale price at the end of each quarter during the relevant period.

                                           Normalized
                                       Comparative Return
                                         NYSE Composite    NYSE Financials
                                       ------------------  ---------------
                    Date         LSH         Index              Index
                    ----         ---         -----              -----
                   1/10/96      100.00       100.00             100.00
                  10/31/96      124.47       102.11             105.60
                  11/30/96      112.67       108.87             114.23
                  12/31/96      128.59       107.41             112.35
                   1/31/97      118.97       112.94             119.78
                   2/28/97      126.39       114.14             123.90
                   3/31/97      126.39       109.70             115.97
                   4/30/97      125.12       114.91             122.98
                   5/31/97      125.12       122.00             128.97
                   6/30/97      133.01       127.91             136.36
                   7/31/97      153.68       136.96             150.70
                   8/31/97      161.74       130.51             142.07
                   9/30/97      161.74       138.17             152.86

                      APPOINTMENT OF INDEPENDENT AUDITORS
                          (PROPOSAL 2 ON PROXY CARD)

  The Company's independent auditors are appointed each year at the Annual General Meeting of shareholders pursuant to the Board of Directors' recommendation, which in turn is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimate fees for professional services for the coming year. The Board of Directors has recommended the engagement of KPMG Peat Marwick as the Company's independent auditors for the year ended September 30, 1998. KPMG Peat Marwick has had responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1993.

  Representatives of KPMG Peat Marwick will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF AND AUTHORIZATION OF FEES FOR KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS.

           BYE-LAW AMENDMENTS RECOMMENDED BY THE BOARD OF DIRECTORS
                          (PROPOSAL 3 ON PROXY CARD)

INTRODUCTION

  The Company's Bye-laws were last amended in 1995 in connection with the Company's initial public offering and the consequent listing of its Common Shares on the Nasdaq National Market. Since that time, the Company has grown and matured, and its stock is now traded on the New York Stock Exchange. Taking into account the Company's current needs, the Board of Directors has carefully reviewed the Company's Bye-laws and has recommended a set of proposed amendments. The Board of Directors believes that these amendments, which are detailed below along with an explanation of each proposed change, further the best interests of the Company and its shareholders. (Following the law of Bermuda, where the Company is organized, the term "Members" is used in the Bye-laws to refer to the Company's shareholders.)

  Approval of this proposal to amend the Company's Bye-laws requires the affirmative vote of a majority of the votes cast thereon.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING AMENDMENTS TO THE COMPANY'S BYE-LAWS.

ELECTION OF DIRECTORS

 . Bye-law 11 shall be amended to read as follows:

    "11. Election of Directors

      "The number of Directors constituting the Board shall be not less than two (2) nor more than thirteen (13), the exact number to be determined from time to time by resolution adopted by the affirmative vote of more than fifty percent (50%) of the Directors then in office; provided, however, that if no such resolution shall be in effect the number of Directors shall be thirteen (13). The Board shall be divided into three classes, with the term of the office of one class expiring each year. Each class shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board. Upon the adoption of this Bye-law, Class I Directors shall be those Directors elected to hold office for a term expiring at the annual general meeting in the year 1998; Class II Directors shall be those Directors elected to hold office for a term expiring at the annual general meeting in the year 1999; and Class III Directors shall be those Directors elected to hold office for a term expiring at the annual general meeting in the year 2000. At each annual general meeting of Members, successors to

    Directors whose terms expire at that annual general meeting shall be of the same class as the Directors they succeed and shall be elected to hold office for a full three (3) year term. If the number of Directors is altered by resolution of the Board pursuant to this Bye-law, such resolution shall apportion any increase or decrease among the classes so as to maintain the number of Directors in each class as equal as possible, but in no case shall a decrease in the number of Directors shorten the term of any incumbent Director.

      "Notwithstanding any other provision of this Bye-law 11, no person shall be elected as a Director, other than persons nominated by the Board or a committee thereof, unless advance notice of the nomination of such person shall have been given to the Company in the manner provided in Bye-law 11A."

 Explanation

  The first paragraph of the proposed amended Bye-law 11 would allow the Board of Directors to vary its size within a range of 2 to 13 directors. Approval of this amendment would thus grant the Board of Directors additional flexibility in managing its affairs and the business of the Company. The Board of Directors would continue to be divided into three classes, with the terms staggered over a three-year period. However, the size of each class would no longer be fixed but would vary depending on the total number of directors. Under Bye-law 14, which will not be affected by the proposed amendments, when a vacancy occurs on the Board of Directors, a majority of the Board of Directors may fill that vacancy by appointing a new director, but that new director may hold office only until the next annual general meeting, unless reelected by the Company's shareholders.

  The second paragraph of the proposed amended Bye-law 11, which requires shareholders to give the Company advance notice of nominations of candidates for director in accordance with proposed Bye-law 11A (discussed below), is designed to ensure an orderly nominating process and adequate time for deliberation and gathering of information about all candidates for the Board of Directors. It should be noted that these provisions could deter the nomination of candidates by shareholders who are seeking to obtain control of the Company through a proxy contest and are unwilling to make their intentions known at least 60 days in advance of the general meeting or to satisfy the disclosure requirements of the proposed new Bye-law 11A.

 . A new Bye-law 11A shall be adopted to read as follows:

    "11A. Nominations Proposed by Members

      "(a) If a Member desires to nominate one or more persons for election as Directors at any general meeting duly called for the election of Directors, written notice of such Member's intent to make such a nomination must be received by the Secretary at the registered office of the Company not less than 60 days nor more than 120 days before such general meeting. Such notice shall set forth (i) the name and address, as it appears in the Register of Members, of the Member who intends to make such nomination; (ii) a representation that the Member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination; (iii) the class and number of shares of the Company which are held by the Member; (iv) the name and address of each person to be nominated; (v) a description of all arrangements or understandings between the Member and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the Member; (vi) such other information regarding any such nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not the Company is then subject to such Regulation; and
    (vii) the consent of any such nominee to serve as a Director, if so elected. The Chairman of such general meeting shall, if the facts warrant, refuse to acknowledge a nomination that is not made in compliance with the procedure specified in this Bye-law 11A, and any such nomination not properly brought before the meeting shall not be considered.

      "(b) Notwithstanding anything contained in these Bye-laws to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares entitled to vote, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the last sentence of Bye-law 11 or any provision of this Bye-law 11A."

 Explanation

  The adoption of Bye-law 11A would require any shareholder who wished to nominate a candidate for the Board of Directors to disclose certain basic information about the nominating shareholder and the proposed candidate. The chairman of a general meeting of shareholders would be required to refuse to acknowledge any nomination made in violation of this procedure. This proposed amendment would increase the visibility of, and would give all shareholders greater access to information concerning, candidates for the Board of Directors who are nominated by other shareholders.

DETERMINATION OF QUORUM

 . Paragraph (a) of Bye-law 16 shall be amended to read as follows:

      "(a) The Board shall hold regular quarterly meetings although it may specially meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. The quorum necessary for the transaction of business may be fixed by the affirmative vote of more than fifty percent (50%) of the Directors then in office and unless so fixed shall be the lesser of six (6) or fifty percent (50%) of the Directors then in office."

 Explanation

  Under the current Bye-laws, at least 6 directors must be present to constitute a quorum of the Board of Directors. The Board of Directors believes that a quorum of 6 directors was appropriate when the total number of directors was fixed at 13 but that, in light of the proposed amended Bye-law 11 (discussed above) that would permit the Board of Directors to determine the total number of directors within a specified range, it is appropriate to allow the Board of Directors to make corresponding adjustments to the size of the quorum. The proposed amendment to Bye-law 16 gives the Board of Directors this flexibility. In the event that the Board of Directors failed to determine the size of the quorum, the quorum would be 6 directors or 50% of the directors then in office, whichever is less.

COMPENSATION OF DIRECTORS

 . Paragraph (a) of Bye-law 19 shall be amended to read as follows:

      "(a) The remuneration (if any) of the Directors shall be determined by the Board and shall be deemed to accrue from day to day. The Directors shall be reimbursed for all travel, hotel and other expenses which are reasonable and properly incurred by them in attending and returning from meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally."

 Explanation

  The foregoing amendment would permit the Board of Directors to set director compensation, which is the standard practice of companies that have publicly traded stock and are subject to the disclosure requirements of the U.S. securities laws and regulations. Any director compensation determined by the Board of Directors will be disclosed to shareholders as required under the U.S. securities laws and regulations. Under the current Bye-law 19, all director compensation other than reimbursement of expenses requires action by the shareholders at an Annual or Special General Meeting. The Board of Directors believes that having greater flexibility to design director compensation packages will enhance its ability to recruit qualified candidates to serve on the Board of Directors.

RESTRICTIONS ON TRANSFER OF THE COMPANY'S STOCK

 . A new Paragraph (e) of Bye-law 57 shall be adopted to read as follows:

      "(e) The restrictions on transfer authorized by this Bye-law shall not be imposed in any circumstances in a way that would interfere with the settlement of trades or transactions entered into through the facilities of the New York Stock Exchange, Inc.; provided, however, that the Company may decline to register transfers in accordance with these Bye-laws and resolutions of the Board after a settlement has taken place."

 Explanation

  Bye-law 57 imposes certain transfer restrictions to ensure that the Company does not inadvertently become subject to U.S. federal income taxation and to prevent any shareholder from acquiring more than 5% of the Company's outstanding capital stock without the approval of the Board of Directors. In connection with, and as a condition to, the listing of the Company's stock on the NYSE, the Company gave an undertaking to the NYSE that it would seek an amendment to Bye-law 57 to make clear that such transfer restrictions would not be imposed in a way that would interfere with the settlement of trades or transactions entered into through the NYSE. The Company would retain the right to decline to register transfers after a settlement has taken place.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

 . Bye-law 27 shall be amended by deleting the words "wilful negligence, wilful default" in subparagraphs (i), (ii), and (iv) of paragraph (a) and in paragraph (h).

 Explanation

  At the time Bye-law 27 was adopted in its current form, Section 98 of the Companies Act 1981 of Bermuda (the "Act") prohibited the indemnification of directors and officers for conduct involving "wilful negligence, wilful default, fraud or dishonesty." In conformity with the Act, Bye-law 27 excluded these four types of conduct from the scope of its indemnification provisions. However, Section 98 of the Act has recently been amended to prohibit the indemnification of directors and officers only for conduct involving "fraud or dishonesty." The Bermuda legislature deleted the terms "wilful negligence" and "wilful default" from the Act because the inherent ambiguity of these terms had led to several arguably frivolous lawsuits against boards of directors. The foregoing amendment would bring Bye-law 27 into conformity with Section 98 of the Act, as amended. If this amendment is adopted, indemnification would no longer be prohibited for conduct involving "wilful negligence" or "wilful default" but would still be prohibited for conduct involving "fraud or dishonesty." This would provide the Company's directors and officers with the broadest indemnification permitted by current Bermuda law and would minimize the grounds for frivolous lawsuits against them. Reducing the risk of frivolous litigation against the Company's directors and officers benefits the Company and its shareholders by encouraging highly qualified individuals to serve the Company in those capacities.

GENERALLY ACCEPTED AUDITING STANDARDS

 . Paragraph (c) of Bye-law 75 shall be amended to read as follows:

    "(c) The generally accepted auditing standards referred to in subparagraph (b) of this Bye-law may be those of a country or jurisdiction other than Bermuda or which have been appointed pursuant to section 90 of the Act. If so, the financial statements and the report of the Auditor must disclose this fact and identify the generally accepted auditing standards used."

 Explanation

  Current Bye-law 75 permits audits to be conducted in accordance with the generally accepted auditing standards of a country or jurisdiction other than Bermuda, as permitted by Section 90 of the Act. However, Section 90 of the Act was recently amended to allow the Bermuda Minister of Finance to appoint the use of generally accepted auditing standards promulgated by an audit standard setting body other than that of a specific country or jurisdiction. The foregoing amendment would conform Bye-law 75 to
Section 90 of the Act, as amended, and give the Company's auditors the flexibility to use generally accepted auditing standards appointed by the Minister of Finance as well as generally accepted auditing standards of a country or jurisdiction other than Bermuda.

MISCELLANEOUS NON-SUBSTANTIVE AMENDMENTS

 . In Bye-law 15(b) the term "Register of Directors" shall be deleted and the term "Register of Directors and Officers" substituted therefor.

 . Bye-laws 25(a) and (b) shall be deleted in their entirety, the following shall be substituted therefor and Bye-law 25(c) shall be renumbered as Bye-law 25(b):

        "(a) The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act."

 . In Bye-law 41(c) the words "at such time and place" shall be deleted and the words "at such time at such meeting" substituted therefor.

 . In Bye-law 81 the words "or some other person appointed by the Board" shall be deleted and the words "or any person appointed by the Board" substituted therefor.

 Explanation

  The foregoing amendments, which have been recommended by Conyers Dill & Pearman, Bermuda counsel to the Company, are secretarial in nature and would not have a substantive legal effect upon the interests of the shareholders or the operations of the Company.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Shareholder proposals must be received no later than September 8, 1998 and must otherwise comply with the rules of the Securities and Exchange Commission to be eligible for inclusion in the 1999 Annual General Meeting proxy statement.

                            SOLICITATION OF PROXIES

  The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by the Company by mail, and may be made by directors, officers and employees personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of Common Shares through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Corporate Investor Communications, Inc., of Carlstadt, New Jersey, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $5,000.

                                 OTHER MATTERS

  The Board of Directors of the Company does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the attached Notice Of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Victor H. Blake, O.B.E.
                                          Chairman, Chief Executive Officer
                                           and President

PROXY


                          LASALLE RE HOLDINGS LIMITED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints Andrew Cook and T.W. Tucker Hall, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and to vote all shares of the Company held by the undersigned at the Annual General Meeting of shareholders to be held at the Elbow Beach Hotel, Paget, Bermuda on February 26, 1998 at 9:00 a.m. local time, or at any adjournment or postponement thereof, on the matters set forth below in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting.

(1)  TO ELECT DIRECTORS:
     Tim I. Madden             (to hold office until 2000)
     Donald P. Koziol, Jr.     (to hold office until 2001)
     Peter J. Rackley          (to hold office until 2001)

(2) TO APPOINT KPMG Peat Marwick as the Company's independent auditors for 1998, and authorize the Board of Directors to set the fees for the independent auditors.

(3) TO APPROVE amendments to the Company's Bye-laws as set forth in the Company's Proxy Statement.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                                     SEE REVERSE
                                                                        SIDE

[X]  Please mark your votes as in this example.                             6820
                                                                            ----

     This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

--------------------------------------------------------------------------------
      The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
--------------------------------------------------------------------------------

1.   Election of Directors. (see reverse)

          FOR                WITHHELD
          [_]                  [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

2. TO APPOINT KPMG Peat Marwick as the Company's independent auditors for 1998, and authorize the Board of Directors to set the fees for the independent auditors.

          FOR                AGAINST          ABSTAIN
          [_]                  [_]              [_]

3. To APPROVE amendments to the Company's Bye-laws as set forth in the Proxy Statement.

          FOR                AGAINST          ABSTAIN
          [_]                  [_]              [_]

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                                  Please sign below exactly as name(s) appears
                                  hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                  ----------------------------------------------
                                  SIGNATURE(S)                   DATE


                                  ----------------------------------------------
                                  SIGNATURE(S)                   DATE

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